Exhibit 99.1

Forest Oil Announces Strong Second Quarter 2010 Results with Net Sales Volumes Increasing 11% Sequentially and Continued Cost Reduction

Second Quarter Net Sales Volumes of 464 MMcfe/d Exceed Guidance; 11% Sequential Organic Growth from First Quarter of 2010

Net Debt Levels Remain Flat Sequentially at Approximately $1.7 billion

Increasing 2010 Net Sales Volumes Guidance Range to 443 – 453 MMcfe/d

Newly Drilled Texas Panhandle Granite Wash Operated Wells Had Average 24-hour Initial Production Rate of 27 MMcfe/d

Second Quarter Production Expense of $1.11 Per Mcfe; Decreased 4% from Second Quarter of 2009

Year to Date Non-Core Asset Divestitures of $155 Million

Added 90 Bbtu/d of 2011 Natural Gas Hedges at an Average of $5.86 Per MMbtu

DENVER--(BUSINESS WIRE)--August 2, 2010--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the second quarter of 2010.

The Company reported the following highlights:

  Net sales volumes of 464 MMcfe/d organically increased 11% from the first quarter of 2010
  Production expense of $1.11 per Mcfe decreased 4% from the corresponding 2009 period
  Adjusted net earnings of $48.2 million or $0.42 per diluted shared decreased 10% and 19%, respectively, from the corresponding 2009 period
  Adjusted EBITDA of $181.0 million and adjusted discretionary cash flow of $142.6 million decreased 9% and 10%, respectively, from the corresponding 2009 period
  Year to date non-core asset divestitures of $155 million
  Added 90 Bbtu/d of 2011 natural gas hedges at an average of $5.86 per MMbtu

H. Craig Clark, President and CEO, stated, “The results achieved in the second quarter demonstrate the growth potential and quality of the Company’s asset base. We have the ability to annually grow net sales volumes at double digit rates at attractive rates of return while spending near our cash flow. The strong growth was particularly notable in the Texas Panhandle, where our newly drilled wells produced at average initial rates of 27 MMcfe/d. The growth from the Texas Panhandle, along with the other core assets in the portfolio, has resulted in an increase to our net sales volume guidance for 2010. This is despite divesting 16 MMcfe/d of non-core properties. As a result of a significant project inventory in our core areas we expect the asset base to continue to yield growth well into the future.”

SECOND QUARTER 2010 RESULTS

For the three months ended June 30, 2010, Forest reported net earnings of $33.3 million or $0.29 per diluted share. This compares to Forest’s net earnings of $37.1 million or $0.36 per diluted share in the corresponding 2009 period. Net earnings for the three months ended June 30, 2010, were affected by the following items:

  The non-cash effect of net unrealized losses on derivative instruments totaling $9.5 million ($6.0 million net of tax)
  The non-cash effect of unrealized foreign currency exchange losses totaling $10.6 million ($8.9 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the three months ended June 30, 2010, were $48.2 million or $0.42 per diluted share. This is a decrease of 10% and 19%, respectively, compared to Forest’s adjusted net earnings of $53.6 million and $0.52 per diluted share in the corresponding 2009 period. Forest’s adjusted EBITDA decreased 9% for the three months ended June 30, 2010, to $181.0 million, compared to adjusted EBITDA of $199.9 million in the corresponding 2009 period. Forest’s adjusted discretionary cash flow decreased 10% for the three months ended June 30, 2010, to $142.6 million, compared to adjusted discretionary cash flow of $158.0 million in the corresponding 2009 period.

The decrease in net earnings, EBITDA and discretionary cash flow, each as adjusted, was primarily due to lower net realized commodity prices (including realized derivative gains) for the three months ended June 30, 2010, compared to the corresponding 2009 period.

Net Sales Volumes, Average Realized Prices, and Revenues

Forest’s average net sales volumes organically increased 11% for the three months ended June 30, 2010, to 464 MMcfe/d, compared sequentially to the first quarter of 2010 and 3% compared to the corresponding 2009 period, pro forma for divestitures.

Forest’s average oil and natural gas liquids (NGLs) sales volumes increased to 25% of total equivalent net sales volumes for the three months ended June 30, 2010, compared to 22% in the first quarter of 2010.

	Three Months Ended June 30, 2010
	Gas	Oil	NGLs	Total
Net sales volumes	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

United States	285.7	7.0	9.4	383.9
Canada	61.0	2.8	0.4	79.6
Totals	346.6	9.7	9.7	463.5

	Gas	Oil	NGLs	Total
Average realized prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Mcfe)

United States	$3.72	73.33	30.86	4.86
Canada	3.57	66.60	53.97	5.28
Average realized prices not including realized derivative gains and losses	3.70	71.42	31.69	4.93

Realized gains (losses) on NYMEX derivatives	1.27	(0.60)	-	0.94
Realized losses on basis derivatives	(0.26)	-	-	(0.20)
Average realized prices including realized derivative gains and losses	$4.70	70.83	31.69	5.67

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$96,751	46,562	26,386	169,699
Canada	19,811	16,717	1,727	38,255
Revenues not including realized derivative gains and losses	116,562	63,279	28,113	207,954

Realized gains (losses) on NYMEX derivatives	40,043	(527)	-	39,516
Realized losses on basis derivatives	(8,301)	-	-	(8,301)
Revenues including realized derivative gains and losses	$148,304	62,752	28,113	239,169

Total Cash Costs

Forest’s total cash costs decreased 9% for the three months ended June 30, 2010, to $100.4 million, compared to $109.9 million in the corresponding 2009 period. Total cash costs per-unit increased 3% for the three months ended June 30, 2010, to $2.38 per Mcfe, compared to $2.32 per Mcfe in the corresponding 2009 period.

The following table details the components of total cash costs for the three months ended June 30, 2010 and 2009:

	Three Months Ended June 30,
	2010	Per Mcfe	2009	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$46,929	1.11	55,149	1.16
General and administrative expense (excluding stock-based compensation of $5,457 and $4,296, respectively)	12,324	0.29	11,353	0.24
Interest expense	37,109	0.88	43,175	0.91
Current income tax expense	4,008	0.10	237	0.01
Total cash costs	$100,370	2.38	109,914	2.32

_________________________

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit increased 3% for the three months ended June 30, 2010, to $1.48 per Mcfe, compared to $1.44 per Mcfe in the corresponding 2009 period.

Exploration and Development Capital Expenditures

Forest invested $173.7 million in exploration and development activities (excluding capitalized interest, capitalized stock-based compensation, asset retirement obligations incurred, and leasehold acquisitions) for the three months ended June 30, 2010, compared to $86.6 million in the corresponding 2009 period. The increase in exploration and development capital expenditures for the three months ended June 30, 2010, was a result of an increased rig count compared to the corresponding 2009 period.

Leasehold Acquisitions

Forest invested $31.3 million in leasehold acquisitions in Texas and Alberta, Canada for the three months ended June 30, 2010, compared to $3.8 million in the corresponding 2009 period. Forest invested $94.3 million in leasehold acquisitions in Texas, North Louisiana, and Alberta, Canada for the six months ended June 30, 2010, compared to $8.5 million in the corresponding 2009 period.

The significant increase in leasehold acquisitions is a result of Forest’s strategic decision to increase acreage in its core areas. The addition of 80,800 gross acres (69,300 net) in the Texas Panhandle, East Texas / North Louisiana, and Alberta, Canada, for the six months ended June 30, 2010, bolsters Forest’s substantial inventory of drilling locations.

ASSET DIVESTITURES

Year to date non-core asset divestitures yielded proceeds of approximately $155 million, and included oil and gas properties with associated net sales volumes of 16 MMcfe/d and estimated proved reserves of 61 Bcfe at December 31, 2009 (approximately $47 million of these asset divestitures closed in July of 2010). In addition to these divestitures, Forest intends to divest its gathering system assets in East Texas by the end of the third quarter of 2010.

OPERATIONAL PROJECT UPDATE

Forest expects to run 10 to 12 rigs for the remainder of 2010 in its core development and exploration areas as detailed below:

Texas Panhandle – Granite Wash

Forest drilled and completed four wells in the second quarter of 2010, not including previously announced wells, that had an average initial 24-hour production rate of 27 MMcfe/d.

Operated Wells	Working Interest (%)	Gross Natural Gas (MMcf/d)	Gross Oil & Condensate (Bbls/d)	Gross Natural Gas Liquids (Bbls/d)	Gross Equivalent (MMcfe/d)
Prior Average (9 Wells)	74.4	11.7	1,090	1,814	29
New 2nd Quarter (4 Wells)	84.9	13.0	647	1,739	27

Program Average	77.6	12.1	954	1,791	29

The results from the four most recently completed Texas Panhandle wells maintain Forest’s total average 24-hour initial production rates from its horizontal Granite Wash program at 29 MMcfe/d, of which 57% of the equivalent rate is attributable to liquids. Notably, not only do Granite Wash wells have high 24-hour initial production rates, the wells also have high cumulative production rates in the first year. Well #8 produced nearly 3.5 Bcfe since being completed in early April 2010 with 63% of the equivalent production being liquids. This well was completed in a different zone than all other horizontal wells completed in the area. Forest is currently drilling three additional wells which are expected to be completed in that same zone.

For the six months ended June 30, 2010, Forest added 11,000 gross acres (8,000 net) in the Texas Panhandle, resulting in a total of approximately 146,000 gross acres (102,000 net) in the play. The Company intends to run five rigs in the play for the remainder of 2010.

Canadian Deep Basin – Nikanassin Resource Play

Forest drilled two wells in the second quarter of 2010, not including previously announced wells, for which completion operations are underway. The wells are expected to be put to sales during the third quarter of 2010. Spring break up and road bans in the Canadian Foothills delayed the completion operations as is customary in the late spring and early summer months. Since inception, Forest has drilled and completed 12 wells in its Nikanassin resource play. Average 24-hour initial production rates were 14 MMcfe/d from this program. Separately, Forest has approximately 25 – 30 MMcfe/d of net production shut-in awaiting completion of infrastructure projects. These projects are expected to be completed in the third quarter of 2010 with production placed to sales in the fourth quarter of 2010.

For the six months ended June 30, 2010, Forest added 35,000 gross acres (35,000 net) in the Nikanassin resource play, resulting in a total of approximately 121,000 gross acres (80,000 net) in the play. The Company intends to run two rigs in the play for the remainder of 2010.

East Texas, North Louisiana – Haynesville / Bossier Shale

Forest drilled and completed five wells in the second quarter of 2010, not including previously announced wells. The first three wells had an average initial 24-hour unrestricted production rate of 18 MMcfe/d. In order to optimize recovery from Haynesville / Bossier Shale wells, Forest is testing a restricted flow rate production program. Under this program, initial production rates from the last two wells were curtailed at 13 – 14 MMcfe/d. Initial results have indicated that cumulative production from the restricted rate wells are forecasted to exceed the cumulative production from comparable unrestricted wells at a period of approximately 90 days.

For the six months ended June 30, 2010, Forest added 25,200 gross acres (16,700 net) in the core area of Haynesville / Bossier Shale, which includes Red River and Sabine Parishes, Louisiana and Shelby County, Texas, resulting in a total of approximately 40,200 gross acres (27,900 net) in this portion of the play. In addition, Forest holds approximately 62,700 gross acres (44,400 net) prospective for the Haynesville / Bossier Shale primarily in Harrison, Panola, and Rusk Counties, Texas. The Company intends to run three rigs in the play for the remainder of 2010.

Gonzales, Lee, Wilson, Atascosa, and DeWitt Counties, Texas – Eagle Ford Shale

Forest has been actively acquiring acreage in the Eagle Ford Shale since 2009. As of June 30, 2010, Forest holds approximately 106,000 gross acres (102,000 net) prospective for the Eagle Ford Shale, of which approximately 77% of the acreage is in the Gonzales, Wilson, and Atascosa County oil window.

Forest is currently shooting seismic and expects to commence drilling with one rig in the fourth quarter of 2010.

NATURAL GAS AND OIL DERIVATIVES

As of August 2, 2010, Forest had natural gas and oil derivatives in place for the remainder of 2010 covering the aggregate average daily volumes and weighted average prices shown below. The NYMEX derivatives provide price protection on an estimated 67% and 42% of the midpoint of Forest’s remaining guided 2010 natural gas and oil net sales volumes, respectively. Forest also commenced its 2011 natural gas hedge program with the addition of 90 Bbtu/d of swaps at an average price of $5.86 per MMbtu. In connection with these swaps, the Company sold natural gas swaptions for 50 Bbtu/d for 2011 at $5.80 per MMbtu. Also, Forest sold a 1.0 MBbls/d oil call option for 2011 at $90.00 per Bbl and a 1.0 MBbls/d oil swaption for 2012 at $90.00 per Bbl. None of these natural gas and oil derivatives contains knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. The derivative counterparties consist primarily of commercial banks that are lenders under our credit facilities, or affiliates of such banks.

	July - Dec. 2010	2011
Natural gas swaps:
Contract volumes (Bbtu/d)	210.0	90.0
Weighted average price (per MMBtu)	$6.20	5.86

Oil swaps:
Contract volumes (MBbls/d)	3.0	-
Weighted average price (per Bbl)	$76.06	-

Oil collars:
Contract volumes (MBbls/d)	2.0	3.0
Weighted average ceiling price (per Bbl)	$98.50	91.87
Weighted average floor price (per Bbl)	$60.00	75.00

Summary weighted average oil derivatives:
Contract volumes (MBbls/d)	5.0	3.0
Weighted average ceiling price (per Bbl)	$85.04	91.87
Weighted average floor price (per Bbl)	$69.64	75.00

UPDATED 2010 GUIDANCE

The detail below represents Forest’s updated guidance for 2010. The updated guidance remains subject to the cautionary statements and limitations contained in our January 7, 2010, press release under the caption “Guidance,” as well as those stated below under the caption “Forward-Looking Statements.” Except as indicated below, all other guidance detailed in Forest’s press releases dated January 7, 2010, and May 3, 2010, has not changed.

Oil and Gas Net Sales Volumes: As a result of the strong performance from Forest’s drilling program, Forest increased guidance for average net sales volumes to a range of 443 to 453 MMcfe/d in 2010 from its previously guided range of 439 to 449 MMcfe/d. This increase includes the negative effect of net sales volumes associated with divestitures of 16 MMcfe/d in the first half of 2010. Organic net sales volume growth for the fourth quarter of 2010 compared to the fourth quarter of 2009, pro forma for asset divestitures, is expected to be approximately 17% to 19%. Net sales volumes are expected to be comprised of approximately 72.5% natural gas and 27.5% liquids (13.75% crude and condensate and 13.75% natural gas liquids). The following is a detail of the anticipated organic growth from 2009 to 2010, excluding net sales volumes attributable to properties divested during 2010:

(MMcfe/d)	Fourth Quarter Low	Fourth Quarter High	Annual Low	Annual High
2009 net sales volumes	459	459	501	501
Effect of 2009 divestiture activity	(47)	(47)	(61)	(61)
Pro forma 2009 net sales volumes	412	412	440	440

2010 original guided net sales volumes	452	462	439	449

2010 divestitures	(16)	(16)	(9)	(9)
Increased guided net sales volumes	29	29	13	13
Revised 2010 guided net sales volumes	465	475	443	453

Pro forma organic growth	17%	19%	3%	5%

Price Differentials: 2010 price differential guidance below does not include the effects of oil derivatives Forest has in place for 2010.

Based on current prices, Forest expects oil price differentials for the second half of 2010 will average $7.00 to $9.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

Based on current prices, Forest expects NGL realizations for the second half of 2010 will average 37.5% to 40% of the WTI price.

Production Expense: As a result of cost cutting initiatives employed in the first half of 2010, Forest decreased guidance for production expense (which includes lease operating expense, ad valorem taxes, production taxes, and product processing, gathering and transportation) to a range of $185 million to $205 million, or $1.12 to $1.27 per Mcfe, from its previously guided range of $190 million to $210 million, or $1.17 to $1.30 per Mcfe.

Exploration and Development Capital: As a result of increased drilling activity for liquids in the Texas Panhandle Granite Wash, Forest intends to invest in the upper end of the range of $600 million and $700 million (excluding capitalized interest, capitalized stock-based compensation, asset retirement obligations incurred, acquisitions, and leasehold acquisitions).

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings after adjustment for those items described in the table below. Adjusted net earnings does not represent and should not be considered an alternative to GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended
	June 30,
	2010	2009

Net earnings	$33,254	37,141
Unrealized losses on derivative instruments, net of tax	5,984	77,012
Unrealized foreign currency exchange losses (gains), net of tax	8,924	(7,888)

Change in valuation allowance for deferred tax assets	-	(52,680)
Adjusted net earnings	48,162	53,585

Earnings attributable to participating securities and other adjustments	(799)	(1,083)
Adjusted net earnings for diluted earnings per share	$47,363	52,502

Weighted average number of diluted shares outstanding	111,456	101,593

Adjusted diluted earnings per common share	$0.42	0.52

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, Forest also presents net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent and should not be considered an alternative to GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended
	June 30,
	2010	2009

Net earnings	$33,254	37,141
Income tax expense (benefit)	21,058	(66,003)
Unrealized losses on derivative instruments, net	9,494	120,517
Unrealized foreign currency exchange losses (gains)	10,604	(9,425)
Interest expense	37,109	43,175
Accretion of asset retirement obligations	1,909	2,143
Depreciation, depletion, and amortization	62,446	68,137
Stock-based compensation	5,077	4,237
Loss on debt extinguishment	2	-
Adjusted EBITDA	$180,953	199,922

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items described in the table below. This measure does not represent and should not be considered an alternative to GAAP measurements, such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest’s management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. This measure does not represent the residual cash flow available for discretionary expenditures. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended
	June 30,
	2010	2009

Net cash provided by operating activities	$180,281	139,556

Changes in working capital:
Accounts receivable	(10,955)	(17,881)
Other current assets	(17,231)	(5,339)
Accounts payable and accrued liabilities	(19,916)	24,494
Accrued interest and other current liabilities	10,429	17,200
Adjusted discretionary cash flow	$142,608	158,030

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest’s management uses net debt to assess Forest’s indebtedness. The following table sets forth the components of net debt for the periods presented (in thousands):

	June 30, 2010		March 31, 2010
	Principal	Book*	Principal	Book*
8% Senior notes due 2011	$285,000	288,160	285,000	288,691
7% Senior subordinated notes due 2013	12	12	112	110
8 1/2% Senior notes due 2014	600,000	578,856	600,000	577,406
7 1/4% Senior notes due 2019	1,000,000	1,000,506	1,000,000	1,000,520
Total debt	1,885,012	1,867,534	1,885,112	1,866,727

Less: cash and cash equivalents	200,786	200,786	213,778	213,778

Net debt	$1,684,226	1,666,748	1,671,334	1,652,949

_________________________

* Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swap terminations of $1.2 million and $1.4 million at June 30, 2010, and March 31, 2010, respectively, and unamortized net (discounts) premiums on the issuance of certain senior notes of $(18.7) million and $(19.8) million at June 30, 2010, and March 31, 2010, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, August 3, 2010, at 12:00 PM MT to discuss the release. You may access the call by dialing toll-free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 88197371). A Q&A period will follow.

A replay will be available from Tuesday, August 3, through Tuesday, August 17, 2010. You may access the replay by dialing toll-free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 88197371.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

August 2, 2010

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$200,786	467,221
Accounts receivable	120,117	126,354
Derivative instruments	73,111	35,643
Deferred income taxes	-	7,108
Inventory	40,332	52,211
Other current assets	39,025	41,455
Total current assets	473,371	729,992

Net property and equipment	2,517,620	2,259,207

Deferred income taxes	346,134	393,061
Goodwill	255,696	255,908
Derivative instruments	15,410	556
Other assets	42,545	45,966
	$3,650,776	3,684,690

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$260,345	284,302
Accrued interest	23,623	25,755
Derivative instruments	17,752	41,358
Current portion of long-term debt	-	156,678
Asset retirement obligations	2,673	4,853
Deferred income taxes	17,665	-
Other current liabilities	20,174	22,074
Total current liabilities	342,232	535,020

Long-term debt	1,867,534	1,865,836
Asset retirement obligations	83,548	88,450
Derivative instruments	3,157	826
Deferred income taxes	50,552	46,884
Other liabilities	70,115	68,520
Total liabilities	2,417,138	2,605,536

Shareholders' equity:
Common stock	11,335	11,234
Capital surplus	2,667,817	2,652,689
Accumulated deficit	(1,510,010)	(1,652,426)
Accumulated other comprehensive income	64,496	67,657
Total shareholders' equity	1,233,638	1,079,154
	$3,650,776	3,684,690

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	June 30,
	2010	2009
	(In thousands, except per share amounts)

Revenues:
Oil and gas sales	$207,954	181,630
Interest and other	141	435
Total revenues	208,095	182,065

Costs, expenses, and other:
Lease operating expenses	28,422	38,036
Production and property taxes	12,487	11,791
Transportation and processing costs	6,020	5,322
General and administrative (including stock-based compensation of $5,457 and $4,296, respectively)	17,781	15,649
Depreciation, depletion, and amortization	62,446	68,137
Interest expense	37,109	43,175
Realized and unrealized (gains) losses on derivative instruments, net	(25,031)	32,781
Other, net	14,549	(3,964)
Total costs, expenses, and other	153,783	210,927

Earnings (loss) before income taxes	54,312	(28,862)

Income tax expense (benefit):
Current	4,008	237
Deferred	17,050	(66,240)
Total income tax expense (benefit)	21,058	(66,003)

Net earnings	$33,254	37,141

Weighted average number of common shares outstanding:
Basic	110,660	101,314
Diluted	111,456	101,593

Basic earnings per common share	$0.29	0.36

Diluted earnings per common share	$0.29	0.36

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net earnings	$33,254	37,141
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, and amortization	62,446	68,137
Accretion of asset retirement obligations	1,909	2,143
Unrealized losses on derivative instruments, net	9,494	120,517
Unrealized foreign currency exchange losses (gains)	10,604	(9,425)
Deferred income tax	17,050	(66,240)
Stock-based compensation	5,077	4,237
Other, net	2,774	1,520

Changes in operating assets and liabilities:
Accounts receivable	10,955	17,881
Other current assets	17,231	5,339
Accounts payable and accrued liabilities	19,916	(24,494)
Accrued interest and other current liabilities	(10,429)	(17,200)
Net cash provided by operating activities	180,281	139,556

Cash flows from investing activities:
Capital expenditures	(270,760)	(148,122)
Proceeds from sales of assets	96,432	23,411
Net cash used by investing activities	(174,328)	(124,711)

Cash flows from financing activities:
Bank repayments and borrowings, net	-	(237,816)
Proceeds from common stock offering, net of offering costs	-	256,253
Change in bank overdrafts	(15,390)	(27,234)
Other, net	(2,983)	(1,301)
Net used by financing activities	(18,373)	(10,098)

Effect of exchange rate changes on cash	(572)	(107)

Net (decrease) increase in cash and cash equivalents	(12,992)	4,640
Cash and cash equivalents at beginning of period	213,778	856
Cash and cash equivalents at end of period	$200,786	5,496

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
VP - Corporate Planning and Investor Relations